599 Lexington Avenue
New York, NY 10022-6069

+1.212.848.4000

July 1, 2019

Victory Portfolios II
4900 Tiedeman Road, 4th Floor

Brooklyn, Ohio 44144

USAA ETF Trust

9800 Fredericksburg Road

San Antonio, TX 78288

Re:                     U.S. Federal Income Tax Issues Regarding the Plan of Reorganization between Series of USAA ETF Trust and Series of Victory Portfolios II

Ladies and Gentlemen:

You have requested our opinion with respect to the acquisition by each series portfolio set forth on Schedule A (each, an “Acquiring Fund”) of all of the assets and liabilities of the corresponding series portfolio set forth on Schedule A (each, an “Acquired Fund”) pursuant to the Agreement and Plan of Reorganization (the “Agreement”) dated as of June 14, 2019 between Victory Portfolios II (“VP”), a Delaware statutory trust, on behalf of each Acquiring Fund, and USAA ETF Trust (“USAA”), a Delaware statutory trust, on behalf of each Acquired Fund. This opinion applies separately to each Acquired Fund and the corresponding Acquiring Fund set forth on Schedule A and, as such, references herein to “the Acquired Fund” and “the Acquiring Fund” shall be deemed to refer to the applicable Acquired Fund and the corresponding Acquiring Fund, severally and not jointly with any other Acquired Fund or Acquiring Fund, and all other terms hereof should be interpreted accordingly. Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

In rendering this opinion, we have relied upon the accuracy of the facts, representations, warranties and other matters and the fulfillment of the covenants and obligations set forth in (i) the Agreement, (ii) representations made in letters from the Acquired Fund and the Acquiring Fund addressed to us for our use in rendering this opinion (the “Tax Representation Letters”), and (iii) the Form N-14 filed by the Acquiring Fund with the Securities and Exchange Commission (the “Registration Statement”). In addition, we have also examined such other matters and documents and made such inquiries as we have deemed necessary for the purpose of rendering the opinion set forth herein.

SHEARMAN.COM
Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.

In reviewing these documents, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and conformity with originals of all documents submitted to us as copies. In reaching the conclusions set forth in this letter, we have assumed that all of the documents related to the Reorganization were and will be duly authorized, executed, and delivered.  We have further assumed that the respective parties thereto and all parties having obligations thereunder have acted and will continue to act in all material respects at all relevant times in conformity with the requirements and provisions of such documents.

Based solely on the facts and representations set forth in the reviewed documents and the representations of officers of VP and USAA, and conditioned on (i) those representations’ being true on the closing date of the Reorganization and (ii) the Reorganization being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion with respect to the federal income tax consequences of the Reorganization is as follows:

(a)                                 the acquisition by the Acquiring Fund of the assets of the Acquired Fund in exchange for the Acquiring Fund’s assumption of the liabilities of the Acquired Fund and issuance of the Acquiring Fund Shares, followed by the distribution by the Acquired Fund of such Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(b)                                 no gain or loss will be recognized by the Acquired Fund (1) upon the transfer of its assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund or (2) upon the distribution of the Acquiring Fund Shares by the Acquired Fund to its shareholders in liquidation;

(c)                                  no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund in exchange for the assumption of the liabilities of the Acquired Fund and issuance of the Acquiring Fund Shares;

(d)                                 the tax basis of the assets of the Acquired Fund acquired by the Acquiring Fund in the Reorganization will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer;

(e)                                  the holding periods of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the holding periods of the Acquired Fund in such assets;

(f)                                   no gain or loss will be recognized by Acquired Fund shareholders upon the exchange of all of their Acquired Fund Shares for the Acquiring Fund Shares;

(g)                                  the aggregate tax basis of the Acquiring Fund Shares to be received by each shareholder of the Acquired Fund will be the same as the aggregate tax basis of Acquired Fund Shares exchanged therefor;

(h)                                 an Acquired Fund shareholder’s holding period for the Acquiring Fund Shares to be received will include such shareholder’s holding period in the Acquired Fund Shares exchanged therefor, provided that the shareholder held Acquired Fund Shares as a capital asset on the date of the exchange; and

(i)                                     the Acquiring Fund will succeed to and take into account the items of the corresponding Acquired Fund described in Section 381(c) of the Code (including capital loss carryovers), subject to the conditions and limitations specified in the Code, the Regulations thereunder, and existing court decisions and published interpretations of the Code and Regulations.

The opinion expressed above is based on existing provisions of the Code, existing Regulations, published interpretations of the Code and such Regulations by the Internal Revenue Service, and existing court decisions, any of which could be changed at any time.  Any such changes may or may not be retroactively applied.  It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.  In addition, the opinion rendered herein is based on the facts as of the date hereof, and we disclaim any undertaking to advise you of any subsequent change of the facts stated or assumed herein or any subsequent change in applicable law that could affect the opinion rendered herein.  Any variation or difference in any fact from those set forth or assumed herein may affect the conclusions stated herein.

Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Agreement, the Tax Representation Letters and in the various other documents related thereto. Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal tax consequences, or any state or local tax consequences, or any tax consequences under the laws of any foreign jurisdiction. Our opinion also applies only if each of Acquired Fund and Acquiring Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Acquired Fund or Acquiring Fund is insolvent.

This opinion is furnished by us to you and is solely for your benefit.  Neither this letter nor any opinion expressed herein may be relied upon by any other person or entity without our prior written consent.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In addition, we hereby consent to the use of our name and to the description of advice rendered by our firm under the heading “Additional Information About Each Reorganization and the Proposal — Tax Status of the Reorganizations” in the Registration Statement.

Very truly yours,

/s/ Shearman & Sterling LLP

Schedule A

Acquired Funds	Corresponding Acquiring Funds

1. USAA Core Intermediate-Term Bond ETF	1. VictoryShares USAA Core Intermediate-Term Bond ETF
2. USAA Core Short-Term Bond ETF	2. VictoryShares USAA Core Short-Term Bond ETF
3. USAA MSCI Emerging Markets Value Momentum Blend Index ETF	3. VictoryShares USAA MSCI Emerging Markets Value Momentum ETF
4. USAA MSCI International Value Momentum Blend Index ETF	4. VictoryShares USAA MSCI International Value Momentum ETF
5. USAA MSCI USA Small Cap Value Momentum Blend Index ETF	5. VictoryShares USAA MSCI USA Small Cap Value Momentum ETF
6. USAA MSCI USA Value Momentum Blend Index ETF	6. VictoryShares USAA MSCI USA Value Momentum ETF